UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 9, 2005

HAPS USA, INC.

(Exact name of registrant as specified in its charter)

Utah	000-32195	000-32195
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5912 Bolsa Avenue, Suite 108, Huntington Beach, California 92649

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code (714) 895-7772

HAPS USA, INC.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐    Soliciting material pursuant to Rule 14A-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Except for historical information contained herein, this Current Report on Form 8-K contains certain forward-looking information based on our current expectations.  The inclusion of forward-looking statements should not be regarded as a representation by us or any other person that the objectives or plans will be achieved because our actual results may differ materially from any forward-looking statement.  The words “may,” “should,” “plans,” “believe,” “anticipate,” “estimate,” “expect,” their opposites and similar expressions are intended to identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking.  We caution readers that such statements are not guarantees of future performance or events and are subject to a number of factors that may tend to influence the accuracy of the statements, including but not limited to, those risk factors outlined in the section titled “Risk Factors”.  You should not unduly rely on these forward-looking statements, which speak only as of the date of this Current Report.  We undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this Current Report or to reflect the occurrence of unanticipated events.  You should, however, review the factors and risks we describe in the reports we file from time to time with the Securities and Exchange Commission (“SEC”) after the date of this Current Report.

SECTION 1          REGISTRANT’S BUSINESS AND OPERATIONS

ITEM 1.01             ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Reference is made to the disclosure set forth in Item 2.01 of this Current Report on Form 8-k, which disclosure is incorporated herein by this reference.

SECTION 2          FINANCIAL INFORMATION

ITEM 2.01.            COMPLETION OF ACQUISITION OR DISPOSITION

Closing of Exchange Transaction

On December 9, 2005, pursuant to an Agreement and Plan of Reorganization dated October 27, 2005 (the “Agreement”) by and among HAPS USA, Inc., PGMI, Inc., a Delaware corporation (“PGMI”) and all of the stockholders of PGMI (the “PGMI Stockholders”), we acquired all of the issued and outstanding shares of PGMI in exchange for an aggregate of 97,059,998 shares of our Class E Preferred Stock (the “Exchange Transaction”).  Each share of Class E preferred stock is convertible into five shares of our common stock, commencing on the date which is three years from the date of their original issuance (or December 9, 2008).

The issuance of the Class E preferred stock to the PGMI Stockholders was exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Regulation S under the Securities Act of 1933 (the “Securities Act”) and/or Section 4(2) of the Securities Act.  As a result of the Exchange Transaction, PGMI is now our wholly owned subsidiary, and the PGMI Stockholders own approximately 91.5% of our voting stock on a fully-diluted basis.  Prior to the Exchange Transaction we were a “shell company” as defined in Rule 12b-2 under the Exchange Act.  Except for the Agreement and the transactions contemplated by the Agreement, neither we, nor our directors and officers, had any material relationship with PGMI or any of PGMI’s directors and officers prior to entering into the Exchange Agreement.  In conjunction with the Exchange Transaction we also issued 1,591,148 shares of Class A preferred stock to Antaeus Capital and 530,382 shares of Class A preferred stock to CCC Interests Limited, in each case as compensation for their respective investment banking services with respect to the Exchange Transaction. The issuances of the shares to Antaeus Capital and CCC Interests Limited were exempt from registration under Section 4(2) of the Securities Act.

We are presently authorized under our Certificate of Incorporation to issue 750,000,000 shares of common stock, no par value per share, and 150,000,000 shares of preferred stock, no par value per share.  Immediately prior to the Exchange Transaction we had 19,381,060 shares of common stock issued and outstanding and 3,018,760 shares of Class A convertible preferred stock issued and outstanding. Currently, after giving effect to the Exchange Transaction, we have 19,381,060 shares of common stock issued and outstanding, 5,140,290 shares of Class A preferred stock issued and outstanding, and 97,059,998 shares of Class E convertible preferred stock issued and outstanding.

Pursuant to the Exchange Agreement Antione Gedeon resigned as a director effective as of the closing of the Exchange Transaction and the following directors were appointed: Mr. Gakushin Kanemoto, Mr. Shinichi Kanemoto, and Mr. Eiichi Kanemoto.  Mr. Mark Buck, an existing director, agreed to remain a director following the closing of the Exchange Transaction.  The size of the board will initially be four (4) members.

Also effective as of the closing of the Exchange Transaction, our existing officer resigned and the following officers were appointed by the Board of Directors.

Shinichi Kanemoto	Chief Executive Officer and President

Gakushin Kanemoto	Chairman of the Board and Chief Financial Officer

Eiichi Kanemoto	Secretary

Description of Business

HAPS USA, Inc.

HAPS USA, Inc. (“the Company”) was organized under the laws of the State of Utah on May 9, 1972 under the name of High-Line Investment & Development Company.  In 1977, we changed our name to Gayle Industries, Inc.  In 1978, we merged into Swing Bike.  In 1979, we changed our name to Horizon Energy Corporation.  In 1992, we changed our name to Millennium Entertainment Corp.  In 1993, we changed our name to New Horizon Education, Inc.  In September 2002, we changed our name to American Hospital Resources, Inc.  In May 2005, in anticipation of acquiring HAPS USA, Inc., (a Delaware corporation), a company which manages foreign casinos, we changed our name to HAPS USA, Inc.   In August of 2005, the plans for the acquisition were abandoned.

On October 27, 2005, we entered into an Agreement and Plan of Reorganization (the “Agreement”) with PGMI, Inc., a Delaware corporation (“PGMI”) and the stockholders of PGMI, which provided for a tax-free share exchange under Section 368(a)(1)(B) of the Internal Revenue Code. Such transaction was accounted for as a reorganization.  The share exchange closed on December 9, 2005. Pursuant to the Agreement, all of the 10,000 shares of outstanding common stock of PGMI were acquired in exchange for 97,059,998 shares of our Class E Convertible Preferred Stock.  Each share of Class E convertible preferred stock is convertible, commencing on the date which is three years following the closing date, into 5 shares of our common stock.  The outstanding shares of Class E Convertible Preferred Stock represent approximately 91.5% of our outstanding voting power.  We have a wholly-owned subsidiary, Marugin International, Inc., a corporation formed and existing under the laws of Japan.  Our subsidiary is an operating entity, which presently operates pachinko stores in Japan with in excess of $23 million in gaming revenues and 1.6 million in net losses due to opening of its two largest stores during fiscal 2005.

At the time of acquisition, HAPS had no revenues and no significant assets or liabilities.  It was considered a blank-check company prior to the acquisition.  The acquisition of PGMI by HAPS will be accounted for as a reverse acquisition, whereby the assets and liabilities of Exam are reported at their historical cost.  The assets and liabilities of HAPS will be recorded at fair value on December 9, 2005, the date of close.  The effects of stockholders’ equity will be reported as a recapitalization.  No goodwill will be recorded in connection with the reverse acquisition.  The reverse acquisition resulted in a change in reporting entity of HAPS for accounting and reporting purposes.  Accordingly, the financial statements reported herein have retroactively restated for all periods presented to report the historical financial position, results of operations and of cash flows of PGMI.

At various places in this report, we may make reference to “PGMI” or the “company” or “us” or “we.” When we use those terms, unless the context otherwise requires, we mean PGMI USA, Inc. and its operating subsidiary, Marugin International, Inc.  As soon as possible following the consummation of the Exchange Transaction, we intend to take all steps necessary to change our name to “PGMI, Inc.”

We are traded on the NASD Over-the-Counter Bulletin Board under the ticker symbol HAPS.OB.

Our domestic headquarters are located in Huntington Beach, California.  Our mailing address is 5912 Bolsa Avenue, Suite 108, Huntington Beach, California 92649.  Our telephone number is (714) 895-7772.  Our Annual Report on Form 10-KSB, quarterly reports on Form 10-QSB, current reports on Form 8-K, and all amendments to those reports filed with or furnished to the SEC are available, free of charge by contacting the Company.

Marugin International, Inc.

Marugin International, Inc., (“Marugin”) was incorporated on December 22, 1972.  On June 10, 2003, Marugin formed PGMI to effect a share exchange agreement, whereby Marugin became a wholly-owned subsidiary of PGMI (collectively, the “Company”).  Historical costs were carried over to the newly formed entity since the companies are under common control.  As of November 1, 2005, the Company operated a total of thirteen (13) stores which offer Pachinko (Japanese pinball) gaming entertainment.  Eleven (11) stores are located in the Nagano prefecture of Japan, and two (2) stores are located in the Ibaraki prefecture of Japan.  Our thirteen (13) stores have a combined 4,382 machines.  In July 2004 and March 2005, we opened our two (2) largest stores with 588 and 560 machines, respectively.  The Company receives income from cigarettes, non-alcoholic beverages, and sundry items, as well as one small batting cage and a bowling alley.

We believe that our stores are strategically located in areas that are convenient and accessible to local residents.  Our stores are known by our customers to be clean, attractive and comfortable; however, certain of our stores are aging and are not contemporary similar to our newly opened stores.  Our growth has been driven by the successful addition of new stores and enhancements to the operational efficiency of existing locations.  We are led by a seasoned executive management team with decades of experience and accumulated industry knowledge.  We are significantly leveraged and Marugin is seeking capital in the United States of America to finance new-store expansion in Japan.

The Industry

Introduction to Pachinko

Pachinko is believed to have originated in Japan in the 1920s based on a vertical pinball-like device called the Corinthian Game that was imported into Japan from the U.S.  Pachinko is a game in which players shoot steel metal balls about 3/8” in diameter into a vertical machine that resembles a Western slot machine.  The machine features pins that guide the direction of the balls into one of several slots in the machine.  Certain slots release more balls while other slots capture the ball.  The machines also have an automatic ball feeder that allows the player to quickly release balls into the machine.  The player uses a round knob at the bottom of the machine, thereby adding an element of skill to the game, to control the speed and force of the balls as they are released into the machine.  Pachinko machines today also feature digital displays in the background that resemble slot machines.  The digital display is activated when the balls touch certain areas within the machine and allow the player to win extra balls.  Upon completion of play, patrons can exchange balls for prizes, such as cigarettes, candy, and other merchandise, or a ‘special prize’ which can be exchanged for money.

Pachislo machines, similar to Western slot machines, are also typically found in pachinko stores.  The key difference between a pachislo machine and a Western slot machine is that the player controls when each individual reel stops, thereby requiring a certain degree of skill as well as chance.  Another difference is that pachislo machines do not offer the big “jackpot” payouts paid by Western slot machines.  Similar to the machine’s low token retention (“hold”) rate, payouts are also kept modest, to conform to Japan’s strict regulations regarding speculative entertainment activities.

The Gaming Experience

A customer entering a modern Japanese electronic gaming store who wishes to play Pachinko or Pachislo would either approach a machine and insert cash directly into a computer monitored bill reader or purchase a prepaid magnetic card from one of several vending machines located around the gaming floor which is then inserted into the machine’s reader.  In either instance the machine dispenses a specified number of balls into the machine’s loading tray or payout tray at a posted price per ball. The player then plays the game and, if successful, collects his or her winnings in plastic bins provided by the store by manually releasing a trap at the base of the machine’s collection tray. When he or she is finished gaming, the customer transfers the filled bins to ball or token counting machines which automatically supply the customer with a magnetic or paper receipt for the number of balls or tokens collected. The customer then presents the receipt at the redemption counter which offers the customer a choice of credit towards retail goods sold by the store or a ‘special prize’ that can be sold for money at a special prize exchange station located within close proximity to the pachinko store.

Ball/Token Redemption

The redemption price of balls or tokens is at a lower price per ball/token than the buy-in price.  On average, the buy-in price for pachinko balls is 4 yen per ball while the redemption rate ranges from 2.75 to 3.75 yen per ball among some of our main competitors.  Our redemption rate is about 3.33 yen per ball for our established stores. Our competitors’ rates allow their stores to profit while giving their players a typical payout ratio of between 120% and 130%, which gives the player the feeling that he or she has had a winning session.  As a result, the store’s net revenues on total gross wagers are determined by a combination of the hold percentages set on the machines and the ball/token redemption ratio.  As in Western style casinos, a “looser” machine (one with a lower hold percentage) will increase the amount of time that a player will play without losing all of his or her investment, and result in a lower player velocity for the casino.  In order to remain profitable under such a scenario, the store must modify its ball/token redemption ratio to offset the low hold percentage on the machines.  Smaller stores typically employ this business model.  In contrast, better established, dominant properties with significant customer traffic offer the player higher redemption rates on “tighter” machines (higher hold percentages).  Under this configuration, player velocity is increased as players either lose more quickly or increase their level of wagers in order to fill the same amount of playing time.  Adjusting this all-important mix correctly is of critical importance in maximizing profitability and is the hallmark of an experienced operator.  The advancements in IT infrastructure for pachinko operations allow pachinko operators to monitor the profitability of each machine in accurate detail and in real-time.

While balls and tokens can be redeemed for various prizes such as candy, cigarettes, consumer electronics and certain luxury items, the vast majority of the redemptions are for a ‘special prize’.  The concept of the ‘special prize’ has existed for decades in the Pachinko business, although in later years it has become significantly more refined.  Under Japanese law it is not permissible to exchange pachinko balls or slot machine tokens for currency, gold, or securities.  As a result, the Japanese pachinko industry has established the tri-party transaction system whereby customers can exchange balls/tokens for certain objects of nominal value which acts as a mode of exchange between the store, the customer, and a completely unrelated business entity that will accept the object from the customer in exchange for cash.

The Tri-Party Transaction

The three parties involved in the tri-party transaction are (i) the casino/store, (ii) the prize buyer (“Kaitori-Gyosha”), and (iii) the prize wholesaler (“Nonyu-Gyosha”).  Each of the parties must be completely unrelated to the others, both legally and economically, in order to avoid a violation of the law.

Each pachinko store maintains an arms-length ad hoc relationship with a prize wholesaler, pursuant to which the prize wholesaler agrees to cause the ‘special prizes’ to be manufactured and sold to the store and the store agrees to purchase ‘special prizes’ from the prize wholesaler each day in order to maintain sufficient inventory.  The prize wholesaler and buyer have a similar ad hoc relationship to which the store is not a party.  The third component of the tri-party transaction is the relationship between the store customer and the prize buyer.  The buyer maintains a freestanding or leased facility nearby the store consisting of a manned window. A customer possessing ‘special prizes’ will exit the store and exchange them for a like amount of cash at the prize buyer’s window.

All receipts from the store are removed daily from the prepaid card vending machines and pachinko/pachislo machines and deposited, either directly on a normal business day or by lock-box if banks are closed, at the store’s bank.  At the opening of each business day, the store wires from its account to the account of the prize wholesaler, an amount roughly aggregating the value of the ‘special prizes’ that the wholesaler has acquired from the prize buyer representing trade during the previous day plus a commission.  The wholesaler uses the proceeds to purchase the ‘special prizes’ from the buyer, also with a commission agreement.  Thus the special prizes make the triangular, and legally permissible trip from the store, to the prize buyer, to the wholesaler, who then sells an inventory of special prizes back to the store.

The tri-party transaction is explicitly designed and regulated to be in compliance with Japan’s Letter of the Law Concerning Regulation and Rationalization of Businesses Affecting Public Morals.  Insofar as the store operator has no contractual relationship with the prize buyer, and is economically and legally indifferent to the buyer’s business activities, the store operator is effectively removed from two of the three prize exchange transactions and the store operator is involved only in the purchase of special prize inventory from the prize wholesaler.  Thus, given the form of the prize exchange system and assuming the independence of the three parties, as both a legal and economic matter, the tri-party transaction has been designed by the industry and the regulators specifically to preclude a violation of the law.

The Japanese Pachinko Industry

Pachinko, along with public lotteries and horse, motorboat, and cycle racing, is one of the key segments of the Japanese gaming industry.  Pachinko and its variants, including pachislo, account for more than two-thirds of total wager volume in Japan.  Generating an estimated $277 billion in gross wagers per annum and employing over 319,000 employees, the Japanese pachinko industry is larger than even the country’s automobile industry, and is, by far, the largest service industry sector in Japan.  Pachinko is the most popular source of leisure and entertainment, (including dining), in Japan and a regular component of the Japanese lifestyle.  In a country with a population of 127 million, an estimated 40 to 50 million Japanese play pachinko while an estimated 25 million people play on a regular basis.  While pachinko was traditionally played primarily by males of legal gambling age (18 and over), pachinko has grown to appeal to Japanese women as well.  To cater to the significant number of female players, many stores now feature refrigerators in which housewives can temporarily place their purchased groceries while they play and feature prizes, like brand-name purses, that appeal to women.

Some key statistics pertaining to the Japanese pachinko industry are listed below:

•      A total of approximately 6,100 operators operate approximately 16,100 stores housing an estimated 4.9 million pachinko and pachislo machines.  The industry generates annual gross wagers of approximately $277 billion, or an average of $17.2 million per store. (Source: Tokyo-based Yano Research Institute, Ltd.)

•      The industry employs an estimated 319,000 people compared to 350,000 employed by the entire U.S. casino industry.  (Source: Tokyo-based Yano Research Institute, Ltd.)

•      Approximately 26% of adults (approximately 25 million people) in Japan are regular customers of the Japanese electronic gaming industry. (Source: The Leisure and Development Center)

•      The Japanese pachinko industry represents over one-third of all spending on entertainment making it one of the largest in international gaming markets and one of the largest sectors of the Japanese economy.  (Source: Japanese Ministry of Economy, Trade and Industry)

•      Pachinko is enjoyed by a growing number of women, who currently represent over 20% of all players. On average, women frequent pachinko stores three times a week and spend 29,000 yen per visit, about 2,000 yen more than men.  (Source: Tokyo-based Yano Research Institute Ltd.)

The pachinko industry dwarfs other service sectors within Japan.  Due to the importance of pachinko to Japan’s economy both as a source of employment for over 319,000 people and a significant contributor to the country’s annual tax revenues, the government of Japan has made a conscious effort to establish and enforce laws to protect consumers, rid criminal elements and raise the public image of the pachinko industry.

Despite its relatively lower international profile, compared to the gaming industry in the United States, the Japanese pachinko industry is comparable in size to the entire U.S. casino industry, whose publicly listed companies alone represent well over $25 billion in public equity value.

Another characteristic of the Japanese pachinko industry that makes its attractive to both operators and investors is its relative imperviousness to economic trends.  In fact, pachinko stores have actually been known to perform better during economic recessions as individuals seek ways to supplement their incomes.

Further evidence of the magnitude of the Japanese pachinko industry are the leading Japanese pachinko/pachislo machine manufacturers, including Sankyo Co., Sammy Corporation, Heiwa Corporation, Sigma Gaming, and Konami Co., who have grown to become some of the largest publicly listed companies in Japan.

Pachinko Operator Landscape

The Japanese pachinko industry is highly fragmented, with an estimated 6,100 operators and 16,100 stores housing an aggregate 4.9 million pachinko and pachislo machines throughout the country.  The largest operator is Dynam Co., Ltd., which has approximately 240 stores throughout Japan, with the next largest operator being Maruhan Co., Ltd., which has 180 stores as of June 2005.  Smaller stores average 100 to 200 machines while larger stores, such as some of those owned and operated by the Company, may have 500 or more machines.  The pachinko industry has been revolutionized over the last several years with enhancements to pachinko and pachislo machines and information technology that allow operators to capture comprehensive, real-time data on the performance and usage of each individual machine.  Pachinko machines have largely been converted to a digital format that features a digital slot machine-like screen in the background that enhances the playing experience and winnings potential for the customer.  These enhancements to machines and IT infrastructure have increased the capital expenditures required to establish and maintain a modern pachinko facility.  As a result, the yet highly fragmented pachinko industry is experiencing a consolidation trend as smaller stores, who lack the financial resources to make such enhancements, are being put out of business by larger competitors, such as Marugin with greater financial, staff and other necessary resources and operational experience.

Regulatory Matters

The criminal law of Japan essentially prohibits gambling organized by private entities.  However, pachinko is considered part of the leisure industry, which is exempt from the prohibition against gambling.  Pachinko is regulated by the Japanese National Police Agency (“NPA”), through the prefectural police departments, which has taken the stance that pachinko is not gambling but simply a “reasonably speculative form of pastime.” Pachinko regulations fall under the Act Regulating Adult Entertainment Business and the ministerial ordinances and regulations thereunder.  Customers must be at least 18 years of age.  Pachinko stores are open seven (7) days a week; however, they are not permitted to operate between the hours of 11 p.m. and 9 a.m.  Also, customers are forbidden from taking pachinko balls from the stores and therefore ‘rent’ the balls with which they play.

Most important of the regulations is the law forbidding pachinko stores from giving cash or securities as a prize or repurchasing prizes for cash or securities.  In addition, there exist a number of other regulations such as requirements regarding qualifications to obtain pachinko store operating licenses, machine designs and payout ratios and regulations pertaining to the pachinko store facilities themselves.  Although law in Japan prohibits casino gambling, a statutory system of laws has been established that allows pachinko operators to provide gaming services to its customers.

In previous years, questionable business practices, tax evasion, and crime associated with the electronic gaming industry gave the industry a negative public image.  However, over the last fifteen years, the growing magnitude and importance of pachinko to the Japanese economy spurred the government and industry associations to step in to establish strict regulations, remove criminal elements and improve the public image of the pachinko industry.  The regulation effort has been highly successful and has been of one the principal catalysts for the growth of large operators in the industry as well as the involvement of major companies from such traditional industries as trading, supermarkets and railroads.  In addition, foreign corporations and investors have taken interest in Japanese pachinko operations due to the profitability and financial stability of their operations.  For instance, in 2001, BS Group, a UK corporation, purchased a stake in leading pachinko operator, Tokyo Plaza, who ran about 20 stores in Japan, and established its own pachinko stores in the United Kingdom.  Due to the success of these reform efforts during the last two decades, the Japanese pachinko industry has evolved to become an integral part of the entertainment sector of the Japanese economy and an important contributor to the Japanese economy.

Police involvement is especially important in the tri-party transaction system of the Japanese pachinko industry.  To better regulate pachinko operators and provide greater protection from criminal influences, many police union retirees have been hired to work in the prize buying and wholesaling operations.  Due to the importance of regulating this critical aspect of the Japanese electronic gaming industry as well as the significance of the commission income from these operations to economic well-being of such police retirees, the NPA issued a report in October 1994 officially endorsing the existing prize exchange mechanism and required that a portion of the proceeds from such systems be dedicated to social welfare programs.

Regulatory Bodies Overseeing the Japanese Pachinko Industry

Regulatory Body	Regulatory Function performed
National Public Safety Commission (NPSC) & Prefectural Governments	Granting licenses and permits required to operate pachinko stores

The NPSC regulations contain technical standards for pachinko games. These standards describe attributes of a pachinko game that are deemed to stir up the gambling spirit. Thus, they define the outer limits for how pachinko machines may legally operate.

Supervises the National Police Agency (NPA) which implements the policies set by the NPSC and oversees the prefectural police agencies

Prefectural Public Safety Commission (PSC)	Hearing disciplinary actions against licensees and taking action against the licenses through by revoking the license or suspending the pachinko license for up to six months

Investigating the suitability of applicants for pachinko licenses or other permits that may be required for a person or business entity to be associated with the pachinko industry

Local (prefectural) police are included in the PSC and are responsible for enforcing the laws related to pachinko operations

Prefectural Police & Metropolitan Police Department (MPD)	Enforcement of the pachinko operating laws and regulations through observation and investigation

NPSC & Security Electronics and Communications Technology Association (SECTA)	Examination and approval of electronic gaming devices

Ministry of Justice Law Department in MPD	Legal advice and services.

Our Employees

As of November 30, 2005, we had 149 full-time employees and 124 part-time employees. Our employees are not represented by a collective bargaining organization. We believe our relationship with our employees is good.

DESCRIPTION OF PROPERTY

We sublease approximately 500 square feet in Huntington Beach, California, for our domestic executive offices.  The lease requires monthly rental payments of $2,000, and has a term that expires on June 30, 2007. Subject to the sublessor’s ability to keep the underlying lease in effect, we have an option for an additional year at a price to be mutually agreed upon.  Our sublessor under this lease is a corporation that is controlled by Mr. Haruo Miyano, a director of our Delaware subsidiary, PGMI, Inc.

With respect to our Pachinko stores, we lease the land at four (4) of the locations upon which we constructed our stores.  We incurred the costs of the buildings and improvements constructed on these four (4) locations.  We also leases land at six (6) other locations for store parking lots.   With regard to all of the foregoing leases, the individual minimum monthly rental payments under these leases range from $23 to $33,015 per month, and the aggregate total monthly payment is $84,096 per month.  Under Japanese custom, if significant improvements are made to the leased land, the land leases are required to be extended by the lessor for as long as we are in operation.  We have made significant modifications to the land through construction of buildings and parking lots.  Thus, the terms of the land leases in most cases are continuous.  We lease certain land from two of our officers.  The combined monthly lease payments to the officers are $8,616, and the contracts expire on April 30, 2007 and June 30, 2008.

The land that we own, together with all of our buildings, serve as collateral for multiple loans and notes payable to various commercial banks.  As of June 30, 2005, the aggregate outstanding principal balance of the loans and notes was approximately $26,524,000.  The loans and notes bear interest at per annum rates ranging from 2.2% to 3.75%, and mature at various dates during 2006 through 2014.

LEGAL PROCEEDINGS

We are not currently a party to any legal proceedings.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Overview

Through our subsidiaries, we currently own and operate thirteen pachinko stores, which is our primary operating business.  We opened a store in July 2004 and one in March 2005. These are our two largest stores, with 560 machines each. We operated a total of 4,492 Pachinko and Pachislo machines as of June 30, 2005. In July 2005, we closed our smallest store with 138 machines. We plan to leverage our expertise and capitalize on new development opportunities to expand our operations in Japan.

Results of Operations

Year Ended June 30, 2005 Compared to Year Ended June 30, 2004

Operating Revenues and Costs

A summary of the gaming revenues for the year ended June 30, 2005 and 2004 are as follows:

	2005		2004
	Amount	Percentage	Amount	Percentage
Patron wagers (pay-ins)	$187,877,668	100.0%	$137,554,142	100.0%
Patron payouts	(166,343,692)	(88.5)	(121,451,695)	(88.3)
Gaming revenues	$21,533,976	11.5%	$16,102,447	11.7%

Consistent with the gaming industry, we report our revenues as the net of wagers less payouts.  During the year, our gaming revenues increased from $16,102,447 in 2004 to $21,533,976 in 2005, an increase of 33.7%.

Our gross wagers increased by $50,323,526 or 36.5% from the year ended June 30, 2004 to $187,877,668 in the year ended June 30, 2005.  The two new stores that opened in July 2004 and March 2005 contributed $42,676,698 and $13,804,656 to the increase in wagers respectively. Total number of pachinko and pachislo machines increased by 1,145 to 4,492, an increase of 35.0% because of the two new stores.

Our payouts increased by $44,891,997 or 37.0% from the year ended June 30, 2004 to $166,343,692 in the year ended June 30, 2005.  Our payouts as a percentage of wagers were slightly increased from 88.3% in 2004 to 88.5% in 2005 due to high payout rate campaign to promote the grand opening of two new stores.  We usually offer higher payouts in the first three months after opening a new store.

Cost of Revenues

Costs of revenues as a percentage of total revenues for the year ended June 30, 2005 and 2004 are as follows:

	2005	2004
Depreciation	32.4%	22.4%
Salaries & Wages	21.6%	24.8%
Facilities & other	23.9%	23.7%
Impairment of property and equipment	12.4%	4.4%
Total cost of revenues	90.3%	75.3%

Cost of revenues for the year ended June 30, 2005 increased by $7,778,968 or 59.0 % from $13,196,843 to $20,975,811 compared to the year ended June 30, 2004.   As a percentage of revenues, our costs in the year ended June 30, 2005 increased to 90.3% from 75.3% for the year ended June 30, 2004. The large contributors to this increase are depreciation expense, store rent expense, payroll and employee benefits due to addition of our new stores.  Depreciation expense is accelerated in the year of acquisition for machines acquired.  In addition, we provided impairments for machines which were removed from service prior to their useful life.  Machine lives are generally two to three years, depending on technologies, playing habits and customer preference.  We are experiencing high turnover of our machines because of player desires.   During the years ended June 30, 2005 and 2004, we impaired and retired pachinko and pachislo machines prior to the end of their useful lives resulting in losses of $2,137,353 and $507,844, respectively.  The impairments in fiscal 2005 primarily related to the two new-store openings in July 2004 and March 2005.

During the year ended June 30, 2005, we impaired land and building at two stores resulting in loss of $738,871, because of declining estimated cash flows. During the year ended June 30, 2004, we impaired land at one store resulting in loss of $261,568, because of declining estimated cash flows.  We plan to close two or three stores from 2007 through 2009.  When we estimated future cash flows to evaluate impairment, we assumed the closure of stores during those years.

Marketing and Advertising Expense

Marketing and advertising expenses increased by $755,363 from $331,562 for the year ended June 30, 2004 to $1,086,925 for the year ended June 30, 2005. The increase is attributable to wide advertisement in the grand opening of the new stores that opened in July 2004 and March 2005.  As a percentage of revenues, we spent 4.7 % and 1.9%, in the year ended June 30, 2005 and 2004. The increase in advertising expense at the new stores is a significant factor to a higher percentage to the total revenue.

General and Administrative Expenses

General and administrative expenses for the year ended June 30, 2005 decreased by $509,055 or 14.9% to $2,911,995 from $3,421,050 for the year ended June 30, 2004. General and administrative expenses for the year ended June 30, 2005 constituted 12.5% of revenues in comparison to 19.5 % for the year ended June 30, 2004. The decrease in general and administrative costs from the 2004 period can be attributed primarily to lower charges for legal, professional and director fees.

Other Income and Expenses

Interest expense increased by $760,891 to $1,572,087 in the year ended June 30, 2005, from $811,196 for the year ended June 30, 2004, an increase of 93.80%.  The increase of interest expense is attributable of the increase in long-term loans and lease contracts to acquire improvements and equipments in new stores.  Our borrowings in the past 18 months have increased in cost to 6.7% per annum, including our interest swap agreements with this bank.   Our other significant term borrowings issued previous thereto, range from 2.20% to 3.75%.

Income Taxes

Provision for income taxes decreased by $1,183,312 for the year ended June 30, 2005, from $319,981 of tax expense in fiscal 2004 to $863,331 of income tax benefit. The decrease in income tax expense was attributable to the recognition of deferred tax assets of net operating loss of approximately $725,000 incurred by our Japanese subsidiary for the year ended June 30, 2005.  We believe that it is more likely than not that we will recover these deferred tax assets through future operations.

Net loss

We incurred a net loss for the year ended June 30, 2005 of $1,625,313 versus net loss of $342,984 for the year ended June 30, 2004.  This increase in net loss can be attributed to the increase of depreciation and impairment of disposed equipment due to the opening of two new stores.  Management believes the two new stores will generate income from operations in 2006, thus reducing the net losses substantially.  No new stores are expected to open in fiscal 2006.

Liquidity and Sources of Capital

Cash Flows

During the years ended June 30, 2005 and 2004, we generated $5,164,878 and $5,453,409, respectively, of cash flows from operating activities.  Our cash provided by operating activities in fiscal 2005 and 2004, included non-cash depreciation and impairment losses aggregating $10,737,480 and $5,152,422 respectively.  Our decrease in cash generated in the year ended June 30, 2005 relates primarily to a decrease in payments to vendors.

During the years ended June 30, 2005 and 2004, we used cash of $2,525,213 and $10,945,663 respectively on investing activities.  In 2005, we liquidated $6,177,823 of time deposits to repay a like amount of notes payable to the same bank.  We also received a liquidation of a private-equity investment in fiscal 2005 for $566,705.  During such periods, we spent approximately $8,309,660 and $9,614,292 respectively, for capital additions.  The 2004 expenditures included approximately $3,929,289 for the building and improvements of the new store opened July 2005, and the 2005 expenditures included $3,294,628 for the new store opened March 2005, excluding lease deposits which are reflected in the increase in other assets.  The remaining expenditures relate to purchases of new pachinko/pachislo machines.

During the year ended June 30, 2005, we provided cash of $238,267 from financing activities.  During this period, we borrowed $11,129,322 from four banks, and we repaid debt totaling $9,963,608.  We used funds for building construction and increased working capital.  In fiscal 2004, we provided cash in our financing activities in the amount of $7,201,133.  We borrowed $13,318,966 and repaid long-term debt of $5,502,084 during the year ended June 30, 2004.

Liquidity

As of June 30, 2005, the Company has a working capital deficit totaling $1,244,691. We have $6,949,512 in current portion of long-term debt to be repaid within one year. We have good relations with our banks in Japan.  We believe PGMI will continue its growth and generate positive cash flows from operations to fund its daily operations and service its debt obligations.  There are no assurances that we will be successful in our plans.  No adjustments have been made to the carrying value of assets or liabilities as a result of the uncertainty about obtaining cash required to pay obligations as they come due.  Our independent registered public accounting firm has included an explanatory paragraph in their report regarding substantial doubt about our ability to continue as a going concern because of these matters as required by auditing standards generally accepted in the United States of America.

Our level of indebtedness presents other risks to investors, including the possibility that we may be unable to generate cash sufficient enough to pay the principal of and interest on our indebtedness when due; and that we may not be able to meet tests and covenants of such debt agreements and achieve satisfactory resolution of such non-compliance with the lenders. In such an event, the holders of our indebtedness may be able to declare all indebtedness owing to them to be due and payable immediately, and proceed against any collateral securing such indebtedness. These actions could limit our ability to borrow additional funds and would likely have a material adverse effect on our business and results of operations.

Critical Accounting Policies

Our significant accounting policies are included in Note 2 of our Consolidated Financial Statements included elsewhere in this Report. These policies, along with the underlying assumptions and judgments made by our management in their application, have a significant impact on our consolidated financial statements.  In certain cases, we are required to make significant estimates.  Our most significant estimates relate to future cash flow projections.  These projections were used to evaluate the recoverability of deferred tax assets originating in Japan and our long-lived assets.  If our estimates prove to be different from actual, we will modify assumptions and consider the impact on our assets.  When preparing our cash flow projections, we considered closing marginally profitable stores or loss stores (three in total) in 2006 through 2008, thus resulting in impairments of our property and equipment.  See Cost of sales discussion below.

Impairment of Long-Lived Assets and Intangibles

We review the carrying value of our long-lived assets whenever events or changes in circumstances indicate that such carrying values may not be recoverable annually. Unforeseen events and changes in circumstances and market conditions and material differences in estimates of future cash flows could negatively affect the fair value of our assets and result in an impairment charge. Estimated fair value is determined by discounting the future expected cash flows using a current discount rate in effect at the time of impairment. Cash flow projections, although subject to a degree of uncertainty, are based on trends of historical performance and our estimate of future performance, giving consideration to existing and anticipated competitive and economic conditions. Additionally, in conjunction with the review for impairment, the remaining estimated lives of certain of our long-lived assets are assessed.

Income Taxes

We account for income taxes in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS No. 109) which requires that deferred tax assets and liabilities be recognized using enacted tax rates for the effect of temporary differences between the bases used for financial reporting and income tax reporting of recorded assets and liabilities. SFAS No. 109 also requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax asset will not be realized. We have provided valuation allowances because we feel that certain deferred tax assets generated in the United States will not be recovered through future operations.  We believe our future cash flows will allow us to recover our deferred tax assets in Japan.

Interest Rate Swap Agreements

Interest swap agreements and the related debt are considered ineffective against changes in the fair value of the debt due to changes in the benchmark interest rates over their terms, as provided by SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”.  We do not have an established formal risk management policy with respect to the use of derivative instruments, and the related term and notional amounts of the interest swap agreements do not coincide with the debt financed.  The fair value of the swaps is carried as an asset or a liability in the consolidated balance sheet and the changes is recorded as a gain or loss to operations.  The fair values of PGMI’s interest rate swaps are the estimated amounts it would receive or pay to terminate the agreements as of the reporting date as determined by the bank.  As of June 30, 2005, the fair value of the outstanding swaps liability was $866,155.

Off-Balance Sheet Transactions

We are not aware of any off-balance sheet transactions.

RISK FACTORS

Our industry is subject to intense competition from a number of other store operators.

There are a total of approximately 16,100 pachinko stores in Japan, which are run by approximately 6,100 operators.  We have several established competitors in each of our current and target geographic markets.  Some of these competitors have comparable or greater financial and other resources than we do and, therefore, they may be able better attract customers by updating their stores and pachinko machines, and through increased marketing efforts.

Changes in the government regulations pertaining to the gaming and pachinko industries could adversely affect our business.

The Japanese pachinko industry is regulated by a system of laws created and enforced by various national and prefectural government entities.  Although casino gambling is legally forbidden in Japan, pachinko has been designated as a non-gambling form of adult entertainment.  The tri-party exchange system, established as an indirect mechanism for providing cash prizes without transgressing anti-gambling regulations, is permitted but highly regulated.  However, changing government regulations regarding the definition of pachinko as a ‘non-gambling’ activity and/or restrictions regarding the indirect awarding of cash or similar prizes may have a significant impact on pachinko operators in continuing normal business operations.

We may not be able to obtain the capital required for us to maintain our existing facilities and achieve our expansion goals.

Our expansion plans to open additional stores will require substantial capital commitments and outlays to acquire land rights, construct new buildings, purchase machines and related equipment, hire operational personnel and procure other resources associated with establishing new pachinko stores.  We have received most of our financing to date from paid in capital from founders and existing shareholders, bank loans and cash flow from the operation of our existing business.  As we expand, our capital requirements will increase.  If for any reason we are unable to meet ours capital requirements, we will be unable to attain our expansion plans, which could adversely affect or ability to compete and our financial results.

We need to enhance our internal controls in order in ensure the accuracy of our financial reporting.

Our auditors have advised us of certain significant internal control deficiencies that they consider to be, in the aggregate, a material weakness, including, inadequate staffing and supervision leading to the untimely identification and resolution of certain accounting matters; failure to perform timely reviews, substantiation and evaluation of certain general ledger account balances; lack of procedures or expertise needed to prepare all required disclosures; and evidence that employees lack the qualifications and training to fulfill their assigned functions.  Our auditors indicated that they considered these deficiencies to be a material weakness as that term is defined under standards established by the American Institute of Certified Public Accountants. We considered these matters in connection with the year-end closing of accounts and preparation of financial statements as and for the year ended June 30, 2005 and determined that such matters did not materially affect any prior period financial statements.

In response to the observations made by our auditors we will proceed more expeditiously with our existing plan to enhance our internal controls and procedures, which we believe addresses each of the matters raised by our auditors.

We intend to enhance our internal control procedures by adding a part-time dedicated Chief Accounting Officer (“CAO”) to our principal executive offices in Huntington Beach, California.  We are evaluating the need to supplement our CAO with additional assistance.  Our CAO is responsible for preparing a disclosure control and reporting package.  We need to establish a written policies and procedures manual over internal controls of accounting and financial reporting.  We also need to incorporate preparation of an annual budget and report budget-to-actual analyses on an annual and quarterly basis.

An active trading market may not develop for our common stock, which make it difficult for shareholders to sell their shares of our stock.

Our shares of common stock are publicly quoted on NASD over-the-counter bulletin board system.  Securities listed on the OTC bulletin board generally have less trading volume and institutional market support and therefore may be susceptible to greater fluctuations in price and have a lower degree of liquidity than shares listed on a larger exchange, such as the NASDAQ or AMEX.  Ownership of our common stock is highly concentrated and the daily trading volume does not yet provide significant liquidity.  Trading may be difficult due to the limited public float, narrow base of shareholders and the lack of an institutional market maker to provide liquidity and pricing support for the Company’s stock.

Our common stock is subject to penny stock regulation, which may affect its liquidity.

Our common stock is subject to regulations of the Securities and Exchange Commission (the “Commission”) relating to the market for penny stocks. Penny stock, as defined by the Penny Stock Reform Act, is any equity security not traded on a national securities exchange or quoted on the NASDAQ National or Small Cap Market that has a market price of less than $5.00 per share. The penny stock regulations generally require that a disclosure schedule explaining the penny stock market and the risks associated therewith be delivered to purchasers of penny stocks and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors. The broker-dealer must make a suitability determination for each purchaser and receive the purchaser’s written agreement prior to the sale. In addition, the broker-dealer must make certain mandated disclosures, including the actual sale or purchase price and actual bid offer quotations, as well as the compensation to be received by the broker-dealer and certain associated persons. The regulations applicable to penny stocks may severely affect the market liquidity for our common stock and could limit your ability to sell your securities in the secondary market.

Our common stock may experience extreme price and volume fluctuations.

Due to the limited trading volume and public float, the concentration of share ownership, and the lack of market makers in the Company’s stock, attempts to buy or sell a substantial number of shares could result in significant market price fluctuations.

Our management controls a substantial percentage of our outstanding voting securities.

Our management, together with family members, control approximately 91.5% of the outstanding voting control of our company. Consequently, it would be almost impossible for a third party to obtain control of our company, or influence our day-to-day operations.

We do not have a separate standing audit committee, compensation committee or nominating and corporate governance committee, so the duties customarily delegated to those committees are performed by the board of directors as a whole, and no director is an “audit committee financial expert” as defined by the rules and regulations of the Securities and Exchange Commission.

 Our Board of Directors consists of four members. The Board of Directors as a whole performs the functions of an Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. None of the directors is considered “independent” under Rule 4200(a)(15) of the National Association of Securities Dealers listing standards, and neither qualifies as an audit committee financial expert as defined in Item 401 of Regulation S-B. Accordingly, we will not be able to list our common stock with a nationally recognized exchange until we recruit independent directors to the Board and restructure our Board to comply with various requirements currently in place by those self-regulating organizations, and as a result, it may be difficult for you to sell our common stock.

The requirements of the Sarbanes-Oxley Act, including section  404, are burdensome, and our failure to comply with them could have a material adverse affect on our business and stock price.

Except with respect to the adoption of our Code of Ethics and our compliance with certain requirements specifically applicable to our Annual Report on Form 10-KSB and our other periodic reports, our management has not commenced any specific procedures to comply with the requirements of the Sarbanes Oxley Act of 2002, including specifically, the process necessary to implement the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which requires our management to assess the effectiveness of our internal controls over financial reporting and include an assertion in our annual report as to the effectiveness of our controls.  Beginning with our Annual Report on Form 10-KSB for the year ended December 31, 2007, unless otherwise amended by the Securities and Exchange Commission, our independent registered accounting firm will be required to attest to whether our assessment of the effectiveness of our internal control over financial reporting is fairly stated in all material respects and separately report on whether it believes we maintained, in all material respects, effective internal controls over financial reporting as of December 31, 2007.  Because of our management’s lack of resources, and our limited operations, we have not commenced the process of preparing the system and process documentation, performing an evaluation of our internal controls required for our management to make this assessment and for the auditors to provide their attestation report, and accordingly, have not begun testing of the effectiveness of these internal controls.  We expect that this process will require significant amounts of management time and resources, as well as higher expenses in the form of higher audit and review fees, higher legal fees and higher internal costs to document, test and potentially remediate internal controls. Accordingly, with respect to Section 404 in particular, there exists a significant risk that we will not be able to meet all the requirements of Section 404 by the end of fiscal year 2007, when we are required to report on our internal controls and provide our auditor’s opinion thereon.  Additionally, even in the event we attempt to comply with Section 404, in the course of evaluation and testing, management may identify deficiencies that will need to be addressed and remediated, which could potentially have a material adverse effect on our stock price and could result in significant additional expenditures.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS; COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

Executive Officers and Directors

Our executive officers and directors are as follows:

Name (1) (2)	Age	Position

Gakushin Kanemoto	79	Chairman of the Board, Chief Financial Officer and Director

Shinichi Kanemoto	49	Chief Executive Officer, President and Director

Eiichi Kanemoto	46	Secretary and Director

Mark Buck	61	Director

(1)  We presently have no executive committee, nominating committee or audit committee of the Board of Directors.

(2)  Our officers and directors hold office until their successors are elected and qualified, or until their death, resignation or removal.

The background and principal occupations of each director and officer of HAPS are as follows:

Gakushin Kanemoto.  Gakushin Kanemoto is the founder of our business in Japan, which he founded in 1951.  In December 1971 he established Marugin Co., Ltd., which became the operator of our stores. In June 2002, the name was changed to Marugin International, Inc.  Mr. Kanemoto currently serves as the Chairman and Chief Financial Officer of Marugin.  Mr. Gakushin Kanemoto is the father of Shinichi Kanemoto and Eiichi Kanemoto. Effective with the closing of the Exchange Transaction, Mr. Gakushin Kanemoto became the Chairman of the Board, Chief Financial Officer, and a member of the Board of Directors of HAPS USA, Inc.

Shinichi Kanemoto.  Shinichi Kanemoto is the son of Mr. Gakushin Kanemoto.  He currently serves as the President and Chief Executive Officer of Marugin, positions he has held since 1993.  Mr. Kanemoto is also a member of the board of directors of Marugin.  Mr. Kanemoto originally joined Marugin in 1981, and was promoted to a Director in 1990, prior to being appointed to his current officer positions. Effective with the closing of the Exchange Transaction, Mr. Shinichi Kanemoto became the President, Chief Executive Officer and a member of the Board of Directors of HAPS USA, Inc.

Eiichi Kanemoto.  Eiichi Kanemoto is the son of Mr. Gakushin Kanemoto.  He currently serves as our Executive Director, a position he was appointed to in 1993.  Mr. Kanemoto is also a member of the board of directors of Marugin.  Mr. Kanemoto originally joined Marugin in 1984, and was promoted to a Director in 1990, prior to being appointed to his current officer position.  Effective with the closing of the Exchange Transaction, Mr. Eiichi Kanemoto became the Secretary and a member of the Board of Directors of HAPS USA, Inc.

Mark Buck.  Prior to the closing of the Exchange Transaction, Mr. Buck had served since March 2002 as our President, Chief Executive Officer and Chief Financial Officer, and was a member of our Board of Directors.  Mr. Buck is no longer an officer, but will continue to serve as a Director, or HAPS USA, Inc.  Mr. Buck is also a commercial real estate broker specializing in sales and leasing.  He has worked for Commercial Real Estate Services in Honolulu, Hawaii since 1986 as Vice President of Marketing and Sales.  Mr. Buck has been an owner and partner in three small businesses that he later sold.

None of the newly appointed officers and directors, nor any of their affiliates, currently beneficially own any equity securities or rights to acquire any of our securities except as otherwise described in this report, and no such persons have been involved in any transaction with us or any of its directors, executive officers or affiliates that is required to be disclosed pursuant to the rules and regulations of the SEC, other than with respect to the transactions that have been described in this report or in any prior reports filed by us with the SEC.  None of the newly appointed officers and directors have been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, nor have they been a party to any judicial or administrative proceeding during the past five years, except for matters that were dismissed without sanction or settlement, that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Until further determination by the Board, the full Board of Directors will undertake the duties of the Audit Committee, Compensation Committee and Nominating Committee of the Board of Directors.

Financial Expert

The Company has no audit committee financial expert, as defined under Section 228.401, serving on its audit committee because it has no audit committee and is not required to have an audit committee because it is not a listed security as defined in Section 240.10A-3.

Code of Business Conduct and Ethics

Our Board of Directors has approved a Code of Business Conduct and Ethics, which applies to all of our employees, directors and officers, including our principal executive officer, principal financial officer, principal accounting officer and controller.  The Code of Business Conduct and Ethics addresses such topics as protection and proper use of our assets, compliance with applicable laws and regulations, accuracy and preservation of records, accounting and financial reporting, conflicts of interest and insider trading.  The Code of Business Conduct and Ethics is available free of charge to any shareholder who sends a request for a paper copy to HAPS USA, Inc., 5912 Bolsa Avenue, Suite 108, Huntington Beach, California 92649.

EXECUTIVE COMPENSATION

The following table sets forth the total cash compensation, paid to or earned during each of our last three fiscal years by (i) our Chief Executive Officer and (ii) our other executive officer whose salary and bonus exceeded $100,000 for the fiscal year ended June 30, 2005 (collectively referred to herein as the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long Term Compensation
					Awards		Payouts
Name & Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Awards ($)	Securities Underlying Options SARS (#)	L/TIP Payouts ($)	All Other Compensation ($)(3)

Shinichi Kanemoto	6/30/2005	$342,593	0	0	0	0	0	0
(President and CEO)	6/30/2004	$346,352	0	0	0	0	0	0
	6/30/2003	$274,748	0	0	0	0	0	0

Eiichi Kanemoto	6/30/2005	$228,395	0	0	0	0	0	0
(Secretary)	6/30/2004	$229,187	0	0	0	0	0	0
	6/30/2003	$183,998	0	0	0	0	0	0

(1)           The salary and bonus figures represent the compensation paid to the Named Officers by our wholly-owned operating subsidiary, Marugin International, Inc. in their respective capacities as officers of such subsidiary.

(2)           We do not currently provide any contingent or deferred forms of compensation arrangements, annuities, pension or retirement benefits to its directors, officers or employees.

Director Compensation

We currently do not pay any compensation to our non-employee director for his service as such; however, we anticipate that we will offer such compensation in the future.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information known to the Company regarding the beneficial ownership of the Class E convertible preferred stock, which anticipated to reflect ownership immediately following the closing of the Exchange Transaction by:

•      each person known to beneficially own more than five percent of the Common Stock;

•      each officer and director of the Company (including proposed directors); and

•      all directors and executive officers as a group.

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class
Class E Convertible Preferred Stock	Gakushin Kanemoto	1,455,900 shares Chairman CFO and Director	1.5%

Class E Convertible Preferred Stock	Shinichi Kanemoto	38,823,999 shares President, CEO and Director	40%

Class E Convertible Preferred Stock	Eiichi Kanemoto	38,823,999 shares Secretary and Director	40%

Class E Convertible Preferred Stock	Mark Buck	No shares Director	0%

Class E Convertible Preferred Stock	Tomiko Hayakawa	1,455,900 shares 5% shareholder	1.5%

Class E Convertible Preferred Stock	Taiki Kanemoto	8,250,100 shares 5% shareholder	8.5%

Class E Convertible Preferred Stock	Kousei Kanemoto	8,250,100 shares 5% shareholder	8.5%

Class E Convertible Preferred Stock	All directors and named executive officers as a group (4 persons)	79,103,898 shares	81.5%

The above shares of Class E preferred stock represent 91.5% of the total voting power of all shares of capital stock.  There are no holders of our common stock which own five percent (5%) or more of the outstanding shares of common stock on a fully-diluted basis.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have borrowed money from certain of our major shareholders pursuant to three (3) unsecured promissory notes which are due June 1, 2012.  The aggregate outstanding principal balance as of June 30, 2005, is approximately $896,000.  The notes bear interest at the rate of 2% per annum, with interest payable month.

We also lease certain land and buildings from certain of our major shareholders.  The lease terms range from three (3) to five (5) years and expire through 2008.  Total payments made in connection with these leases for the years ended June 30, 2005 and 2004 were $124,120 and $119,698, respectively.  Our management believes these leases are near market rates.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

Our common stock is traded on the NASD Electronic Bulletin Board over-the-counter market, and is quoted under the symbol HAPS.  The table below gives the range of high and low bid prices of our common stock for the three fiscal quarters ended September 30, 2005 and the fiscal years ended December 31, 2004 and December 31, 2003 based on information provided by the OTC Bulletin Board. Such over-the-counter market quotations reflect inter-dealer prices, without mark-up, mark-down or commissions and may not necessarily represent actual transactions or a liquid trading market.

December 31, 2005:	High	Low
1st Quarter	$1.15	$0.32
2nd Quarter	$0.80	$0.35
3rd Quarter	$0.35	$0.12
4th Quarter	N/A	N/A

December 31, 2004:	High	Low
1st Quarter	$1.14	$0.22
2nd Quarter	$0.86	$0.34
3rd Quarter	$0.37	$0.16
4th Quarter	$0.60	$0.165

December 31, 2003:	High	Low
1st Quarter	$0.28	$0.21
2nd Quarter	$0.77	$0.15
3rd Quarter	$0.93	$0.38
4th Quarter	$0.88	$0.27

When the trading price of our common stock is below $5.00 per share, our common stock is considered to be “penny stocks” that are subject to rules promulgated by the Securities and Exchange Commission (Rule 15-1 through 15g-9) under the Securities Exchange Act of 1934. These rules impose significant requirements on brokers under these circumstances, including: (a) delivering to customers the Commission’s standardized risk disclosure document; (b) providing customers with current bid and ask prices; (c) disclosing to customers the brokers-dealer’s and sales representatives compensation; and (d) providing to customers monthly account statements.

DESCRIPTION OF SECURITIES

The Company is presently authorized under its Certificate of Incorporation to issue 750,000,000 shares of common stock, no par value per share, and 150,000,000 shares of preferred stock, no par value per share.  As of December 9, 2005, the Company had 19,381,060 shares of common stock issued and outstanding, held by 605 stockholders of record. The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the holders of Common Stock.  Subject to preferences applicable to any outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefore. In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably all assets remaining after payment of liabilities and the liquidation preference of any Preferred Stock.  Holders of Common Stock have no preemptive or subscription rights, and there are no redemption or conversion rights with respect to such shares.   All outstanding shares of Common Stock are fully paid and non-assessable.

Our board of directors has the authority, without further action by the stockholders, to issue up to 150,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of these shares of preferred stock without any further vote or action by stockholders. These rights and preferences include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of the series. The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that the holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control.  As of December 9, 2005, we presently have designated four classes of preferred stock as follows: 6,000,000 shares designated as Class A convertible preferred stock, with 3,018,760 shares issued and outstanding; 5,000,000 shares designated as Class B convertible preferred stock, with no shares issued and outstanding; 1,200,000 shares designated as Class C convertible preferred stock, with no shares issued and outstanding; and issued and outstanding 116,595,760 shares designated Class E convertible preferred stock, with 97,059,998 shares of Class E convertible preferred stock issued and outstanding, and 2,121,530 shares of Class A preferred stock were issued in connection with the Exchange Transaction.  Each outstanding share of preferred stock (Classes A and E) is entitled to 5 votes per share and is convertible into 5 shares of common stock; provided, however, that the shares of Class E convertible preferred stock may not be converted until the date which is three years after their initial issuance

Options

We have no outstanding options to purchase shares of our common stock.

Recent Sales of Unregistered Securities

Upon the closing of the Exchange Transaction we issued 97,059,998 shares of Class E convertible preferred stock to all of the former stockholders of PGMI. The issuance of the shares of Class E convertible preferred stock was exempt from registration under Section 4(2) of the Securities Act or Regulation S under the Securities Act.

In conjunction with the Exchange Transaction we also issued an aggregate of 2,121,530 shares of Class A Convertible Preferred stock to Anteaus Capital and CCC Interests Limited as compensation for their investment banking services with respect to the Exchange Transaction.  The shares of Class A convertible Preferred Stock were exempt from registration under Section 4(2) of the Securities Act.

SECTION 3          SECURITIES AND TRADING MARKETS

ITEM 3.02             UNREGISTRED SALES OF EQUITY SECURITIES

Reference is made to the disclosure set forth under Item 2.01 of this Current Report on Form 8-K, which disclosure is incorporated herein by this reference.

The issuance of our Class E Convertible Preferred Stock to the PGMI shareholders pursuant to the Agreement was exempt from registration under the Securities Act pursuant to Section 4(2) and/or Regulation S thereof.  We made this determination based upon the representations of the PGMI shareholders which included, in pertinent part, that such shareholders were acquiring our common stock, for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to the resale or distribution thereof, and that each member understood that the shares of our common stock may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

SECTION 5          CORPORATE GOVERNANCE AND MANAGEMENT

ITEM 5.01             CHANGES IN CONTROL OF REGISTRANT.

Reference is made to the disclosure set forth under Item 2.01 of this Current Report on Form 8-K, which disclosure is incorporated herein by reference.

ITEM 5.02             DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

Reference is made to the disclosure set forth under Item 2.01 of this Current Report on Form 8-K, which disclosure is incorporated herein by reference.

ITEM 5.03             AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR

In connection with the Exchange Transaction, our Board of Directors approved a change in fiscal year end from December 31 to June 30. We will account for the Exchange Transaction as a “reverse acquisition.” Consequently, we will not file a transition report reflecting the change of our fiscal year to that of PGMI, Inc, given the fact that for accounting purposes, PGMI, Inc. is deemed to be the “accounting acquirer” in the “reverse acquisition.”

ITEM 5.06             CHANGE IN SHELL COMPANY STATUS

Reference is made to the disclosure set forth under Item 2.01 and 5.01 of this Current Report on Form 8-K, which disclosure is incorporated herein by reference.

ITEM 9.01             FINANCIAL STATEMENTS AND EXHIBITS

(a)           Financial Statements of Businesses Acquired

The audited financial statements of PGMI, Inc. for the fiscal years ended June 30, 2005 and 2004 are incorporated herein by this reference to Exhibit 99.1 of this Current Report.

(b)           Exhibits

See the Exhibit Index.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HAPS USA, INC.

Date: December 9, 2005	By:	/s/ SHINICHI KANEMOTO
Shinichi Kanemoto,
Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
3.6	Certificate of Designation of Class E Preferred Stock
10.6	Agreement and Plan of Reorganization dated as of October 27, 2005, by and among HAPS USA, Inc., PGMI, Inc. and the stockholders of PGMI, Inc.
99.1	Audited consolidated financial statements of PGMI, Inc. for the fiscal years ended June 30, 2005 and 2004